EXHIBIT 99.1

Zeros & Ones, Inc. dba Voyant and Sports Immortals, Inc. to form Joint Venture to Develop the Ultimate Sports Memorabilia Portal

Web Portal to Immortalize Sports History’s Greatest Heroes, Past and Present

Palo Alto, Calif., April 2, 2007 – Zeros & Ones, Inc. (OTC-BB: ZROS) dba Voyant, a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, and Sports Immortals, Inc., a holding company dedicated to honoring the pinnacle of athletic achievement and owner of the rights to a collection of over one million sports mementos, have signed a letter of intent to enter into a joint venture to create the Sports Immortals® web portal.

The hallmark of the Sports Immortals® portal is expected to be the Sports Immortals® Cyber Museum, an immersive and interactive showcase that will celebrate the memories and achievements of the greatest athletes in sports history.  Voyant will apply its advanced content distribution and visualization technology to the portal’s multimedia footage; Sports Immortals, Inc. will provide exclusive online images of artifacts from its vast assemblage of memorabilia, a collection that Joshua Evans, Chairman of Leland’s Auction House, has called “The finest sports collection in the world...bar none.”

The new Sports Immortals® portal, which is intended to replace the existing website at www.sportsimmortals.com, will feature inspiring sports content presented by cutting-edge technology. Sample highlights of the Sports Immortals® collection include Jim Thorpe’s Canton Bulldogs Football Jersey and 1912 Olympic scrapbook from Stockholm, Wilt Chamberlain’s Overbrook High School Jersey, Muhammad Ali’s Championship belt, and Lou Gehrig’s Glove from the 1927 World Series.  The joint venture is intended to generate revenue from multimedia downloads, appraisals, sponsorships, auctions, and the merchandizing of licensed Sports Immortals® products, such as replicas of original items, authentic autographed items, apparel, documentary series DVDs, and books.

Maurice Lucas, professional basketball legend and chairman of the Sports Immortals® Honorary Board, stated, “By uniting Voyant’s digital delivery and visualization technology with the greatest sports content ever assembled, we expect that the Sports Immortals® portal will offer visitors worldwide an exciting and educational sports experience unparalleled anywhere else online.”

Jim Platt, the vice president of Sports Immortals, Inc., added, “We are very excited to be applying Voyant’s advanced technology in the creation of the Sports Immortals® portal.  This unique website is intended to inspire while it entertains sports fans of all ages.  We have also given Voyant the option be a technology partner in any of several subsequent Sports Immortals® ventures that are currently in the planning stages.”

About Zeros & Ones, Inc. dba Voyant

Voyant is a media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world.  The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. Zeros & Ones intends to change its name to Voyant, Inc., and effective April 2, 2007 is using Voyant as its dba pending effectiveness of the change.  More information can be found at www.voyant.net.

About Sports Immortals, Inc.

Sports Immortals, Inc. is a holding company headquartered in Boca Raton, Florida that owns the rights to over one million sports mementos from the world’s greatest athletes.  The Smithsonian Institute has recognized the assemblage as, “absolutely the most outstanding collection on all sports.” Sports Immortals Inc. will utilize its reservoir of content, exclusive copyrights, licenses and trademarks to develop projects that will be inspirational, educational, historical, cultural and most of all, entertaining.  More information can be found at www.sportsimmortals.com.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the companies’ future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; failure to convert the contemplated letter of intent a legally into binding agreement; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the companies’ products; limited operating history and risks inherent in the companies’ markets and business.

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Voyant Media Contact:

Sports Immortals Media Contact:

Steffen Koehler

Jim Platt

Chief Marketing Officer

Vice President

skoehler@voyant.net

jimplatt@sportsimmortals.com